                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No. 4)

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                       INTERNATIONAL JENSEN INCORPORTED
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      MARC T. TANENBERG, VICE PRESIDENT
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/X/  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.

     1) Title of each class of securities to which transaction applies:

        Common Stock, par value $.01 per share
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        5,738,132
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         $11.00 for 2,138,778 shares plus $8.90 for 3,599,354 shares
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

         $55,560,890
        ------------------------------------------------------------------------
     5) Total fee paid:

         $11,113
        ------------------------------------------------------------------------
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

                 THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


EMERSON RADIO CORP.,                    )
a Delaware corporation,                 )
                                        )
          Plaintiff,                    )
                                        )
     V.                                 )    Civil Action No. 15130
                                        )
INTERNATIONAL JENSEN                    )
INCORPORATED, a Delaware                )
corporation, ROBERT G. SHAW,            )
DAVID G. CHANDLER, DONALD W.            )
JENKINS, ROBERT H. JENKINS,             )
NORMAN H. McMILLAN, WILLIAM             )
BLAIR LEVERAGED CAPITAL FUND,           )
L.P., a Delaware limited                )
partnership, RC ACQUISITION SUB,        )
INC., a Delaware corporation,           )
IJI ACQUISITION CORP., a                )
Delaware corporation, and               )
RECOTON CORPORATION, a                  )
New York corporation,                   )
                                        )
          Defendants.                   )


- -------------------------------
IN RE INTERNATIONAL JENSEN              )
INCORPORATED SHAREHOLDERS               )    Consolidated
LITIGATION                              )    Civil Action No. 14992

                               MEMORANDUM OPINION
                               ------------------

                        Date Submitted:  August 15, 1996
                        Dated Decided:   August 20, 1996
                        --------------------------------

Vernon R. Proctor, Edmond D. Johnson and Michael L. Vild, Esquires, of BAYARD, HANDELMAN & MURDOCH, P.A., Wilmington, Delaware; and Jeffrey M. Davis, Esquire, of WOLFF & SAMSON, Roseland, New Jersey; Attorneys for Plaintiff Emerson Radio Corp.

Wayne N. Elliott, Michael Hanrahan, and Bruce E. Jameson, Esquires, of PRICKETT, JONES, ELLIOTT, KRISTOL & SCHNEE, Wilmington, Delaware; Norman M. Monhait, Esquire, of ROSENTHAL, MONHAIT, GROSS & GODDESS, Wilmington, Delaware; and WECHSLER, HARWOOD, HALEBIAN & FEFFER, New York, New York; Attorneys for Shareholder Plaintiffs.

Bruce M. Stargatt, David C. McBride, Bruce L. Silverstein and Martin S. Lessner, Esquires, of YOUNG, CONAWAY, STARGATT & TAYLOR, Wilmington, Delaware; and John
R. Obiala and Donald W. Jenkins, Esquires, of VEDDER, PRICE, KAUFMAN & KAMMHOLZ, Chicago, Illinois; Attorneys for Defendants International Jensen Incorporated and Special Committee of International Jensen Board of Directors.

R. Franklin Balotti, Daniel A. Dreisbach, and Matthew E. Fischer, Esquires, of RICHARDS, LAYTON & FINGER, Wilmington, Delaware; and Bruce H. Schneider, Esquire, of STROOCK & STROOCK & LAVAN, New York, New York; Attorneys for Defendants Recoton Corporation and RC Acquisition Corp.

Lewis H. Lazarus, Joseph R. Slights, III, and Michael A. Weidinger, Esquires, of MORRIS, JAMES, HITCHENS & WILLIAMS, Wilmington, Delaware; and Thomas O. Kuhns and Peter D. Doyle, Esquires, of KIRKLAND & ELLIS, Chicago, Illinois; Attorneys for Defendants David G. Chandler, William Blair & Company, LLC; and William Blair Leveraged Capital Fund Limited Partnership.

Richard L. Sutton, Martin P. Tully, and David J. Teklits, Esquires, of MORRIS, NICHOLS, ARSHT & TUNNELL, Wilmington, Delaware; and Richard B. Thies and Michael
R. Diocktermann, Esquires, of WILDMAN, HARROLD, ALLEN & DIXON, Chicago, Illinois; Attorneys for Defendant Robert G. Shaw.


JACOBS, VICE CHANCELLOR

     Emerson Radio Corporation ("Emerson") and a class of shareholders (the "Shareholder Plaintiffs") of International Jensen Incorporated ("Jensen") seek a preliminary injunction against a proposed merger of Jensen into Recoton Corporation ("Recoton"). At stake is who will acquire Jensen, which has been for sale since 1995.

     After a lengthy auction process only two bidders for Jensen have emerged:
Recoton and Emerson. The successful bidder was Recoton, which entered into agreements with Jensen. Under those agreements (1) Jensen will sell its Original Equipment Manufacturing business ("OEM") for $18.4 million cash plus $7 million of non-cash consideration, to Mr. Robert Shaw ("Shaw"), Jensen's President, Chairman, CEO and owner of 37% of Jensen's common stock ("OEM sale"); and (2) immediately thereafter, Jensen will be merged into a subsidiary of Recoton, and as a result (a) Jensen's public shareholders will receive $11 per share cash, and (b) Mr. Shaw and the William Blair Leveraged Capital Fund, L.P., an Illinois Limited Partnership that owns 26% of Jensen's outstanding shares ("Blair Fund"), will receive $8.90 per share cash for their shares ("the Merger").(1)

     The Jensen shareholders are being asked to approve both transactions (referred to collectively as the "Recoton/Shaw transaction") at a special shareholders meeting noticed for August 28, 1996. Mr. Shaw and the Blair Fund, who together own 63% of Jensen's outstanding shares, intend to vote for the Recoton/Shaw transaction.

     Emerson filed a lawsuit and a motion for preliminary injunctive relief, seeking to halt the consummation of the Recoton/Shaw transaction and to require Jensen to conduct a new auction that would treat all bidders fairly and equally. The Shareholder Plaintiffs filed separate

- -------------------------
     (1) Mr. Shaw will also receive payments pursuant to an employment contract with Recoton, and will become a member of Recoton's board.

actions (now consolidated) and a motion for a preliminary injunction prohibiting the Blair Fund from voting its stock interest at the shareholders meeting, halting the OEM sale, and directing the Jensen board to correct certain alleged proxy misdisclosures.

     Following extremely expedited discovery and briefing, oral argument was held on August 15, 1996. This is the Opinion of the Court on the pending motions for a preliminary injunction.

                                    I.  FACTS

     The history of Jensen's efforts to explore and negotiate a sale of itself goes back over one year. Although the Court earnestly wishes that that history could be quickly summarized, the number of competing proposals and counter proposals, and the manner of their evolution over the past eight months, defies summary presentation. Thus, the factual narrative that follows will be somewhat extended. However, because the narrative does convey the full flavor of how the parties arrived at this point, it should illuminate the issues presented and correspondingly shorten their legal treatment.

                                   * * * * * *

     The critical facts are undisputed. Jensen is a Delaware corporation headquartered in Lincolnshire, Illinois. It designs, manufactures and markets loudspeakers, loudspeaker components, and related audio products for the automotive and home audio markets within the United States and abroad. Jensen's equity consists of 5,738,132 shares of publicly traded common stock, of which 37% is owned by Shaw and 26% is owned by Blair Fund. Thus, Shaw and Blair Fund together own the controlling interest (63%) in Jensen. The remaining 37% is owned by the public.

     Jensen's Board of Directors consisted at all relevant times of Mr. Shaw, David Chandler (a member of the three-person general partnership that manages the Blair Fund), Donald Jenkins (a Chicago attorney), Robert Jenkins (CEO of Sunstrand, a multi-billion dollar company listed on the New York Stock Exchange), and Norman McMillan (a partner in the business consulting firm of McMillan & Doolittle). Other than Mr. Shaw, the Board has at all times consisted of independent, outside directors.(2)

          1.   EVENTS LEADING TO THE FIRST
               RECOTON/SHAW MERGER OFFER

     In April 1995, the Jensen Board decided to explore the sale of the company. It engaged Lehman Brothers ("Lehman"), a well known investment banking firm, as its financial advisor.

     Lehman searched for potential acquirors and contacted several potential candidates. Lehman did not engage in a broad based solicitation, but focused instead upon potential acquirors likely to pay a fair price in a negotiated transaction.(3) Emerson, which had recently emerged from bankruptcy, was not on Lehman's list of potential acquirors.(4) Recoton, a leading supplier of consumer electronic accessory products in North America, was one of the companies

- ----------------------------
     (2) Although the plaintiffs dispute the characterization of Mr. Chandler as an independent director, Mr. Chandler did not have even an appearance of a material conflict before May 1, 1996, when Blair Fund signed its Voting/Option Agreement with Recoton. SEE footnote 11, INFRA, at p. 11. After Blair Fund entered into that agreement, Mr. Chandler immediately resigned from the Special Committee that was formed to negotiate with Emerson and Recoton.

     (3) One company that expressed an interest in Jensen was Semi-Tech (Global) Company Ltd. ("Global"). Lehman participated in discussions with Global's financial advisor, Banker's Trust, but decided not to pursue the Global opportunity, because Global appeared to be interested in acquiring less than 100% of Jensen, and would not likely be willing to pay a fair price.

     (4) Banker's Trust also made a presentation to be Jensen's financial advisor in which it provided Jensen a list of 44 potential acquirors. Emerson, which Bankers Trust later came to represent, was not on Bankers Trust's list either.

Lehman contacted. Recoton, which had previously explored a possible strategic alliance with Jensen between July 1994 and April 1995, expressed interest.

     Recoton's management met with the Jensen Board on August 21, 1995. Initially, Recoton was interested only in those portions of Jensen's business relating to Jensen's trademarks and branded business, but, after the Jensen Board told Recoton that it wanted to sell all of Jensen, Recoton said that it might be interested in acquiring Jensen in its entirety.

     Throughout the fall of 1995, Recoton and Jensen explored a possible merger. In the course of those discussions, the two companies negotiated an agreement allowing Recoton to conduct due diligence on an exclusive basis, and requiring Jensen to reimburse Recoton's costs if Jensen accepted an alternative transaction.(5)

     In December of 1995, Recoton informed Jensen that it was not interested in acquiring the OEM business. Recoton then offered to acquire Jensen, exclusive of OEM, for $6.00 per share, and in addition, the proceeds of any separate OEM sale would pass through directly to Jensen's stockholders. On December 5, 1995, the Jensen Board met and considered Recoton's proposal. Although the Jensen Board knew that Recoton did not want to acquire OEM, the Board thought it imprudent to seek out an independent buyer, because a sale of OEM to an unknown party might adversely affect Jensen's relationship with its OEM business customers. Also, the Board did not want to jeopardize any possible merger with Recoton. Consequently, the Jensen Board decided to continue negotiating with Recoton, and instructed Lehman not to seek a potential acquiror for OEM at that point.


- ----------------------
     (5) In that agreement, Jensen reserved its right to respond to a tender offer, to furnish information concerning its businesses to third parties, and to explore alternative transactions with other interested parties.

     Soon thereafter, the Board's dilemma was resolved, because Mr. Shaw came forward and offered to purchase OEM from Jensen for approximately $15 million cash, subject to certain conditions.(6) On December 19, 1995, the Jensen Board (other than Shaw) met to discuss a potential Shaw/OEM sale. At that meeting, the Board designated two of its independent directors to advise Recoton that while its December 5, 1996 bid was not acceptable, Jensen still wished to negotiate. After further negotiations, the independent directors and Recoton agreed on a transaction that contemplated a merger with Recoton and a concurrent sale of OEM to Shaw.

     On December 21, 1995, the Jensen Board met to consider the offers and (with Shaw abstaining) approved in principle the proposed Recoton merger and the OEM sale to Shaw. From December 21 to December 29, 1995, Jensen and Recoton negotiated the details of the transactions, and reduced them to writing.

          2.   THE JANUARY 3, 1996 RECOTON/SHAW
               MERGER AGREEMENT AND EMERSON'S
               EMERGENCE AS A BIDDER

     On January 3, 1996, Recoton and Jensen executed the Merger Agreement, and Jensen and IJI Acquisition (Shaw's acquisition vehicle) executed the OEM Agreement. The principal terms of the Merger Agreement included: (i) $8.90 per share for all Jensen shares, payable 60% in cash and 40% in Recoton common stock; (ii) a $6 million termination fee if Jensen accepted a competing offer; and (iii) a one-year license and an option for Recoton to acquire the "AR"

- ------------------
     (6) At that time the net book value of the OEM business was approximately $25.5 million.

and "Acoustic Research" trademarks for $6 million (the "AR Trademark Agreement").(7) Under the OEM Agreement, Shaw would concurrently purchase OEM for $15 million cash. As part of these contractual arrangements, Shaw waived his right under his 1991 employment contract to receive severance ("golden parachute") payments of up to $4.8 million upon a change of control of Jensen.

     The January 3 Merger Agreement was conditioned upon Lehman providing fairness opinions that: (a) the Recoton/Shaw merger consideration was fair to Jensen shareholders, and (b) the Shaw/OEM sale was fair to Jensen. On January 2, 1996, Lehman issued its fairness opinion to that effect.

          3.   EMERSON ENTERS THE PICTURE

     Shortly after the public announcement of the January 3, 1996 Recoton/Shaw Merger and OEM Agreements, Bankers Trust informed Lehman that its client, Emerson, was interested in possibly acquiring Jensen. On January 11, 1996, Emerson's President, Mr. Eugene Davis, wrote Jensen to advise that Emerson was prepared to offer $8.90 per share cash for all Jensen shares.

     On January 15, 1996, the Jensen Board met to discuss Emerson's proposal. Jensen's legal counsel and Lehman described Emerson's then-current financial situation (based upon available public information) to evaluate Emerson's financial ability to acquire Jensen. Financing capability was an issue of concern because Emerson had just recently emerged from a bankruptcy reorganization and had reported a loss of $13.4 million for the past fiscal year and

- -------------------
     (7) The $6 million price for the trademarks and the termination fee were intended to offset each other. That is, if Jensen accepted a competing offer, Recoton would receive the AR trademarks in lieu of Jensen paying the $6 million fee.

a loss of $7.7 million for the last reported quarter. The Board concluded that Emerson's proposal was not superior to Recoton's equivalent offer, and because the Board had serious doubts concerning Emerson's ability to finance an acquisition, it decided that there was no basis to pursue further discussions.

     On January 31, 1996, Bankers Trust advised Lehman that Emerson would be able to make an all cash, all shares offer for Jensen materially higher than the value of Recoton's January 3 cash and stock proposal. On February 1, 1996, Lehman and Bankers Trust conferred by telephone. Lehman, as instructed by Jensen management, asked Emerson to furnish the Board an investment bank "highly confident" letter regarding its financing capability, as well as a specific offering price or price range.

          4.   EMERSON'S DRAFT PROPOSALS
               AND DUE DILIGENCE

     On February 5, 1996, Emerson sent a letter to Jensen's Board advising that Emerson was prepared to make an all cash offer for Jensen of between $9.75 and $10.50 per share. Emerson did not include the previously-requested "highly confident" letter. The Jensen Board instructed management to tell Emerson that the Board would be willing to discuss Emerson's proposal, if Emerson could meet certain conditions that included furnishing a "highly confident" letter evidencing Emerson's ability to finance an acquisition.

     On February 29, 1996, Bankers Trust sent a letter to Lehman advising that Emerson and Global (see Footnote 3, INFRA), as joint venturers, would offer to acquire Jensen for $9.75 to $10.50 per share, either for cash or a combination of cash and Emerson securities, subject to reasonable due diligence. Because the Jensen Board had confidence in Global's financial capability, it authorized discussions to explore a possible transaction with Emerson/Global.(8)

     Jensen and Emerson representatives met on March 4, 1996. At that time, Emerson signed a confidentiality agreement containing a standstill provision that precluded Emerson from purchasing Jensen shares. Thereafter, from March 5 through April 16, Emerson conducted due diligence. Emerson essentially completed its due diligence by April 26, 1996.

     On April 4, 1996, Emerson representatives met with Mr. Shaw to discuss the sale of OEM and other issues, including waiving his right to "golden parachute" payments under his employment agreement. Those negotiations, however, proved unsuccessful.(9)

     Emerson made its first definitive acquisition proposal on April 16, 1996. Under that proposal, Emerson would acquire Jensen for $9.90 per share cash for all Jensen shares, excluding OEM. Although Emerson preferred not to buy OEM, it said it would acquire all of Jensen, including OEM, if that became necessary.
On April 23, 1996, Emerson advised the Board that it would make an offer for Jensen, including OEM. In response, that same day the Jensen Board designated a special committee, consisting of the four Jensen directors other than Shaw (the "Special Committee"), to negotiate a merger and related sale of OEM with Emerson,

- -------------------------
     (8) Soon thereafter Global lost interest in acquiring Jensen. On April 16, 1996, Emerson notified Jensen that Global was no longer a party to Emerson's acquisition proposal.

     (9) According to Emerson, Shaw demanded that Emerson pay him the full $4.8 million due under his 1991 employment contract, which Shaw was willing to waive in connection with the Jensen/Recoton Merger Agreement, because under his agreement with Recoton, he would receive a new employment contract and side benefits from a Jensen/Recoton merger. Shaw would not be receiving those or comparable benefits as part of a Jensen/Emerson merger.

Recoton and Shaw. Thereafter, between April 17 and April 26, 1996, Emerson was permitted to (and did) conduct additional due diligence relating to OEM.

          5.   EVENTS LEADING TO THE MAY 1
               RECOTON/SHAW AGREEMENT

     The Special Committee conferred with Emerson on April 23 and April 25, 1996. During those conferences Emerson made clear that it would reduce its $9.90 offering price if either (i) Jensen remained obligated to pay Shaw the full $4.8 million amount due under his employment contract or (ii) if Recoton's contractual right to a license and option to purchase the AR trademarks under the AR Trademark Agreement, remained in effect. On April 26, 1996,
Mr. Chandler, the Special Committee's Chairman, contacted Recoton's CEO in an effort to persuade Recoton to increase its bid by $.35 per share. On April 27, 1996, Emerson forwarded to the Special Committee a commitment letter from Congress Financial Corporation ("Congress") relating to the financing of an Emerson offer. The Congress letter contained conditions and contingencies that the Special Committee found unsatisfactory.(10)

     On April 28, 1996, the Special Committee met by telephone and retained special Delaware counsel to advise it. Lehman then informed the Committee that given the price reductions that would have to be made to Emerson's offer because of the Shaw employment contract and the AR Trademark contingencies, the realistic value of Emerson's offer was $8.25 to $9.25 per share. The Committee was also notified that Recoton might increase its prior offer to $9.15 per share to Jensen's public shareholders if Shaw and Blair were willing to accept $9.00


- -------------------------
     (10) For example, as a condition of its financing, Congress required that agreements satisfactory to Congress be reached with Shaw relating to his employment agreement, and with Recoton relating to the AR trademarks. Neither condition had been satisfied, and both were outside the control of the Special Committee.

per share for their stock. Based on that information, the Special Committee decided to defer a decision until April 30, 1996. On April 29, 1996, Emerson was so advised, and was asked to furnish any new input by that time.

     On April 30, 1996, several events occurred. First, Emerson informed the Special Committee that its offer was based on the assumption that Shaw would waive his employment contract benefits. Second, Mr. Shaw's counsel informed Emerson that Shaw expected his 1991 employment agreement to be honored. Third, the Special Committee met and compared the Emerson offer with an enhanced offer by Recoton to pay $9.15 to the Jensen public stockholders, with Shaw and Blair Fund agreeing to accept $9.00 for their stock, and Shaw concurrently acquiring OEM for $15 million. Lehman advised the Committee that Emerson's offer was not better than Recoton's, because Emerson's proposal was subject to the above-described potential price reductions. After considering both offers and Lehman's financial advice, the Special Committee recommended,(11) and the Jensen Board approved (with Shaw abstaining), the improved Recoton merger and OEM sale proposal.

          6.   THE BLAIR VOTING/OPTION AGREEMENT

     The following day (May 1, 1996), in connection with the Recoton Merger Agreement and related OEM sale, Blair Fund and Recoton entered into an agreement (the "Blair Voting/Option



- -------------------------
     (11) Mr. Chandler chaired the April 30, 1996 meeting of the Special Committee. At that meeting, Chandler disclosed that Blair Fund was then currently negotiating an agreement with Recoton in which Blair Fund would commit to vote its shares in favor of Recoton's proposal. Mr. Chandler stated his belief that at that time no circumstance existed which compromised his independence or the integrity of his view that Jensen should pursue a merger with Recoton. Mr. Chandler joined in the Special Committee's unanimous recommendation of the Recoton/Shaw proposal. On May 1, 1996, Blair Fund entered into a voting agreement with Recoton (discussed INFRA), and Mr. Chandler immediately resigned from the Special Committee.

Agreement") in which Blair Fund (i) granted Recoton an option to purchase Blair Fund's 26% stock interest in Jensen for $9.00 per share (plus any increment above $10.00 per share if Recoton later sold those shares at a higher price), and (ii) agreed to vote its shares in favor of the Recoton/Shaw transaction and to give Recoton a proxy to vote its shares in specified circumstances. The Blair Fund entered into the Voting/Option Agreement for the reasons described by Mr. Chandler:

          And we agreed that this was the right thing to do because we were at wits end on how to get Emerson to show us what they could really do. We couldn't get anything out of them. We didn't have a merger agreement. We had been negotiating and had been promised to us that we would have financing commitments by April 27th.

          We didn't get them. They had holes in them, big holes in them which said you got to have the AR agreement signed or you have to have dealt with the acoustic research agreement, and you have to have dealt with Bob Shaw's contract. At the same time Gene Davis was telling us, I don't want to deal with either of those...

                                     ******

          We considered all relevant information as it related to our ownership position as the shareholder, and we were trying to move the Recoton transaction along. Because in our opinion, the auction process was absolutely totally stalled.

          So you tell me what you conclude. We're trying to get a deal done, and it was our opinion that this was going to help get a deal done at an attractive value.

Chandler Dep. at 212-216.

          7.   EMERSON'S MAY, 1996 PROPOSALS

     On May 1, 1996, Emerson countered by publicly announcing a two-tiered offer similar to the enhanced Recoton/Shaw proposal that the Jensen Board had approved the day before. Under Emerson's May 1 proposal, Emerson would acquire Jensen (including OEM) for (i) $9.90 per share cash payable to Jensen public shareholders, and (ii) $9.00 per share payable to Shaw and Blair Fund. Moreover, (iii) Emerson would remove all contingencies except for normal and customary conditions of closing, and
(iv) Emerson would share with Jensen's public shareholders (other than Shaw and Blair Fund) half of any Emerson recovery in litigation challenging the Shaw 1991 employment agreement and/or the AR Trademark Agreement with Recoton.

     In response, on May 4, 1996, the Special Committee's legal counsel advised Emerson that the Committee could not recommend any offer that required Shaw and Blair Fund to accept, without their consent, less consideration than the public stockholders would be receiving. Moreover, and in any event, such a transaction could not be approved without the support of Shaw or Blair Fund, who together owned 63% of Jensen's outstanding shares.

     On May 6, 1996, Emerson responded by submitting a revised offer as follows:
(i) $9.90 per share cash for ALL Jensen shares, including the shares held by Shaw and Blair Fund, (ii) Emerson would honor "in an appropriate manner" Shaw's employment contract and the AR trademark agreement with Recoton, (iii) Emerson would deposit a $5 million letter of credit towards any Jensen termination fees, and (iv) Emerson would remove all but the usual and customary closing conditions. In materials forwarded to Jensen the following day, Emerson proposed an additional term, namely that (v) Blair Fund would enter into a voting agreement with Emerson (even though it knew that Blair Fund had already signed a binding agreement with Recoton).(12)


- -------------------------
     (12) On the morning of May 6, 1996, Emerson's president held a conference call with stock analysts in which he criticized the Recoton offer and encouraged Jensen shareholders to sue. Three days later, on May 9, the first shareholders action was filed in this Court, alleging breaches of fiduciary duty by Jensen's board of directors for (INTER ALIA) approving the Jensen/Recoton merger and the OEM sale to Shaw. A second shareholder suit was filed on

     On May 8, 1996, the Special Committee met to discuss Emerson's latest
(May 6) offer. It determined that the problems inherent in negotiating Emerson's offer necessitated Emerson making a good faith deposit of $1.00 per share, plus an additional $3 million. Those deposits were believed necessary to protect Jensen against the risk that it might lose the Recoton deal, and thereafter, the Emerson deal, if the latter were unable to close.

          8.   RECOTON'S REVISED OFFER

     During its May 8 meeting, the Special Committee was told that Recoton would increase its offer to $10.00 per share to Jensen's public shareholders, and $8.90 per share to Shaw and Blair Fund. Recoton later did so, and Shaw increased his purchase price for OEM by $1.3 million. Shaw and Blair Fund advised the Special Committee that they favored the revised May 8 Recoton/Shaw offers and opposed the pending Emerson proposals. After further deliberations, by May 10, 1996, the Special Committee had recommended, and the Jensen board had approved (with Shaw abstaining), the Recoton/Shaw May 8 revised offer.(13) By then, the termination fees provided in the Recoton May 8 Offer had been further reduced to $1.5 million dollars, plus up to $2.5 million in expenses.


- -------------------------
May 20, 1996, alleging the same claims.  Jensen's Board regarded
Mr. Davis' public discussion of the Recoton offer as a violation of the confidentiality agreement Emerson had executed in March.

     On May 10, 1996, the Board authorized Jensen to commence legal action against Emerson and its President for violating the confidentiality agreement. Jensen filed an action in the Federal District Court in Chicago, Illinois. On May 20, 1996, Emerson filed a counterclaim against Jensen and a third party complaint against Shaw in the federal action, alleging fraudulent inducement of the confidentiality agreement and bad faith dealing.

          9.   EMERSON UPS ITS OFFERS IN RESPONSE

     On May 13, 1996, Emerson announced (through a press release) two new alternative offers. The first was for $10.25 per share cash for all Jensen shares, including the shares held by Shaw and Blair Fund. The second was for
(i) $10.75 per share to all Jensen shareholders including Blair Fund, but excluding Shaw, and (ii) $8.90 per share to Shaw or $10.75 per share if Shaw purchased OEM for a price equal to its then-book value of $27.6 million. Emerson proposed the same termination fee and expense arrangement provided for in the May 10 Recoton Agreement, and stated that its offer was not conditioned upon its having a voting agreement with Blair Fund.

     On May 14, 1996, counsel for the Special Committee wrote Emerson, again advising that the Committee could not recommend Emerson's second alternative proposal under Delaware law without the consent of Shaw and the Blair Fund.

     On May 15, 1996, the Special Committee met to review Emerson's latest offer, and concluded that it needed additional information from Emerson. On May 21, Lehman informed Emerson's financial advisor, Bankers Trust, that the bidding process needed to be brought to a close soon.(14) Emerson was formally requested to supply: (a) evidence of its ability to finance an offer, including the removal of all contingencies in its financing, (b) a $30 million financing commitment letter from Bankers Trust, (c) evidence of Emerson's contemplated equity contribution, and (d) a legal opinion that a vote of Emerson's convertible bondholders was not required to effectuate a Jensen/Emerson merger. On May 24, 1996, Emerson was advised that


- -------------------------
     (14) In that letter, Lehman told Bankers Trust that the parties had been negotiating for three months, and that Emerson had yet to provide a contingency-free proposal that was superior to the competing Recoton bids.

the Special Committee would be meeting on May 29, 1996 to consider which transaction to recommend.

     On May 28, 1996, Shaw, and later Emerson, met with representatives of the Special Committee. Recoton and Emerson were told that they should make their highest and best bids by June 3, 1996. Jensen's investment advisor reiterated that advice on May 30 and May 31, 1996.

     On June 3, 1996, Recoton increased its offer to $10.25 per share for Jensen's public stockholders, and to $8.90 per share for Shaw and Blair Fund, predicated on Shaw increasing his offer for OEM by $623,000, to $17,160,000. Shaw confirmed to Lehman that he would pay that price increase. On the morning of June 4, 1996, Emerson faxed its proposed merger agreement, and some of the requested proof of its financing capability, to Jensen's representatives. Certain items were still missing, however. As of June 4, 1996, Emerson had not increased its bid from the $10.25 all cash, all shares, that it had previously bid on May 13, 1996.

     At the Special Committee's June 4, 1996 meeting, Lehman informed the Committee that both sides might be willing to increase their offers, and requested more time to review the submitted materials. Accordingly, the Special Committee decided to defer a decision in order to elicit higher bids. The Special Committee informed Recoton, Shaw and Emerson of its decision the next day, and requested that they submit higher bids (if they so chose), with appropriate documentation, ready for signature, by June 10, 1996.

     On June 10, 1996, Emerson made a new cash and stock proposal for $10.75 per share for all shares -- 55% in cash, and 45% in a new series of to-be-issued Preferred Stock. Recoton, however, did not submit a new proposal.

     That same day (June 10), the Special Committee met and discussed Emerson's latest offer and the fact the Recoton had not moved. Lehman advised the Special Committee that it appeared Emerson could finance its offers with the help of a $5 million equity investor. Lehman also stated that both offers appeared to be fair, but that Lehman needed more time to investigate the terms of the preferred stock Emerson would issue as part of its latest offer. In Lehman's preliminary view, that stock appeared to be worth significantly less than its face value. The Special Committee decided to defer a recommendation until June 14, 1996, after its advisors had completed their analysis. On June 12, 1996, Lehman informed Recoton, Shaw and Emerson of the Committee's decision, and again asked them to submit their highest and best bids.

     On June 14, 1996, the Special Committee met. It considered the pending Recoton and Emerson bids, but concluded that no decision could be made because there were problems with each proposal. Lehman advised the Special Committee that because of OEM's recently improved financial picture, it could not render a fairness opinion with respect to the OEM sale and that Shaw would have to offer increased consideration. The problems identified with Emerson's proposal included its lack of majority shareholder (i.e., Shaw's and Blair Fund's) support, and Emerson's insistence that Jensen pay a termination fee to Emerson if Jensen's shareholders did not approve the Emerson offer. Special Committee counsel informed each side of the problems with its respective bid, and that no decision had yet been reached.

     On June 18, 1996, Emerson wrote to the Special Committee, Lehman and Blair, expressing its concern over the Committee's inability to make a decision. Emerson said that it wanted a response to its offers by June 20, and would consider the absence of a response as a rejection of its proposal.

     On June 20, 1996, Lehman, on behalf of the Special Committee, wrote to Shaw, Recoton and Emerson, informing them that Recoton said that it was planning to increase its bid, and encouraging Emerson to do likewise. Lehman added that the Special Committee also wished to bring the auction process to a prompt resolution, but that the Committee could not meet on June 20, 1996 as Emerson had requested.

          10.  RECOTON AND SHAW INCREASE THEIR BIDS

     On June 21, 1996, the Special Committee received Recoton's revised bid, which offered $11.00 per share to Jensen shareholders and $8.90 per share to Shaw and Blair. Shaw increased his offer to acquire OEM to $18.4 million. One June 21, Lehman wrote Emerson, Recoton and Shaw to advise that the Special Committee would be meeting on June 23, 1996 to consider Recoton's and Shaw's latest proposal. Emerson informed Lehman that it saw no reason to increase its bid, and that the Special Committee should make its decision based on Emerson's then-submitted proposals.

     The Special Committee met on June 23, 1996, reviewed the Emerson and Recoton offers, and determined that Recoton's $11.00 per share offer to Jensen's public stockholders was higher than any comparable Emerson proposal. The Committee was also informed that both Shaw and Blair Fund would not accept Emerson's proposals because Shaw and Blair Fund were unwilling to accept less consideration for their shares (under Emerson's proposals) than the Jensen public shareholder would receive.

     Lehman then furnished its opinion that from a financial point of view the merger consideration received in the Recoton offer was fair to Jensen's public stockholders, and that the sale of OEM to Shaw was fair to Jensen.(15) The Special Committee recommended, and the Jensen Board (with Shaw abstaining) later approved, the Recoton merger offer of $11.00 per share to Jensen public shareholders and $8.90 per share to Shaw and Blair, and the offer to sell OEM to Shaw.

          11.  EMERSON'S POST-AUCTION PROPOSALS

     Although Emerson had decided to stand pat as the auction closed, two days later, on June 25, 1996, it issued a press release announcing a new offer -- $12.00 per share to Jensen public shareholders and $8.90 per share to Shaw and Blair Fund. In its press release, Emerson also announced that it intended to conduct a proxy solicitation to defeat the Recoton/Shaw transaction.

     That same day the Special Committee met and discussed, and ultimately recommended the rejection of, Emerson's latest offer, for the same reasons Emerson's previous offers were rejected: (i) Shaw and Blair supported the Recoton transaction and had stated that they would vote against the Emerson proposal, and (ii) under Delaware law, and as a practical matter, the


- -------------------------
     (15) Regarding the OEM sale, Lehman took into account both the $18.4 million cash consideration, and the fact that (a) Shaw would give up his "golden parachute" payments from the 1991 employment agreement, and (b) Shaw would accept approximately $4.4 million less from Recoton for his shares in the merger than it would receive if all of Jensen's stockholders were receiving the same price. On that basis, Lehman determined that Jensen would receive, for the OEM sale, approximately $25.4 million in direct and indirect consideration from Shaw, which was approximately 93% of OEM's book value.

Special Committee could not recommend Emerson's two-tiered proposal that would discriminate against Shaw and Blair Fund, who did not consent to the proposal and represented a majority of Jensen's shares. Moreover, (iii) several terms in Emerson's proposed merger agreement were unacceptable to Jensen and had never been resolved in numerous negotiations. These included Emerson's insistence that Jensen stock options be converted into Emerson stock options rather than being cashed out, and Emerson's insistence that Jensen pay Emerson a termination fee in the (highly likely) event that Jensen shareholders did not vote for the Emerson merger. Because Jensen was insisting that Emerson bear the risk of Jensen's shareholders disapproving a Jensen/Emerson merger, that latter condition was especially problematic.

     Accordingly, the Jensen Board (with Shaw abstaining) approved the Special Committee's recommendation that Emerson's June 25 offer be rejected.

     On July 16, 1996, Emerson wrote to Jensen, expressing its belief that Blair Fund's Voting/Option agreement with Recoton had expired or could be avoided, and asking permission for Emerson to buy Blair Fund's Jensen stock. The standstill provision in the March 4 Jensen/Emerson confidentiality agreement prohibited any such purchases.

     That same day, Emerson issued a press release announcing a revised Emerson offer to pay $12.00 per share to Jensen's public shareholders, $10.00 per share for the shares held by Blair Fund, and $8.90 per share for the shares held by Shaw. In its press release, Emerson asserted that Blair Fund was free to vote for the Emerson transaction.

     On July 17, 1996, Blair Fund's counsel formally advised Emerson of his client's position that its Voting/Option agreement with Recoton remained in effect, and that the Fund was contractually bound to support the Recoton proposal. On July 18, 1996, the Special Committee again met, considered, and recommended that Emerson's three-tiered offer be rejected, for the reasons previously described. The Committee's counsel informed Emerson of the Committee's decision, and stated that, given Blair Fund's July 17, 1996 letter, Emerson's request for permission to purchase Blair Fund's shares appeared moot.

     On July 23, 1996 Jensen mailed proxy materials to its shareholders seeking their approval of the Recoton/Shaw transaction in connection with the shareholders meeting scheduled for August 28, 1996.

     On July 24, 1996, Emerson issued a press release announcing its offer to purchase OEM for $18.2 million, and proposing to establish a $2.2 million fund that (Emerson claimed) would result in Jensen's public stockholders receiving an additional $1.00 per share if Recoton acquired Jensen (minus OEM) and Emerson acquired OEM.

     On July 30, 1996, Emerson filed this Delaware action seeking to enjoin the Recoton/Shaw Merger.

     On August 1, 1996, the Special Committee met to consider Emerson's $18.2 million offer for OEM. Recoton's counsel informed the Special Committee that Recoton would not enter into the agreements Emerson was proposing for the OEM sale, nor would Recoton waive the condition to its offer that OEM be sold to Shaw. Shaw's counsel informed the Committee that Shaw would not agree to accept less consideration than the other Jensen shareholders if he was not permitted to acquire OEM.

     The Special Committee then recommended that Jensen reject Emerson's offer for OEM, because (i) the Special Committee already had in hand $11.00 per share for Jensen's public shareholders in the Recoton/Shaw merger transaction, (ii) a sale of OEM to Emerson would result in the loss of that merger transaction, and (iii) Shaw would not accept less than $11.00 per share from Recoton unless he was purchasing OEM. The Special Committee again concluded that it could not recommend any of Emerson's two-tiered offers if the disadvantaged shareholders did not consent, as Shaw and Blair Fund had said that they would not do. The Jensen Board, with Shaw abstaining, approved the Special Committee's recommendation to reject Emerson's latest merger proposal.

     On August 8, 1996, Emerson commenced a proxy solicitation of Jensen stockholders, seeking their vote in opposition to the Recoton/Shaw merger transaction being recommended by the Jensen Board.

          12.  EMERSON'S LOSS OF FINANCING

     On August 2, 1996, Emerson lost a critical component of its financing for its offer(s) -- a fact not known until the discovery taken in connection with the pending motions. Until August 2, Emerson's financing had included (i) a $32 million equity contribution from Emerson (including $5 million from a public offering that has not occurred), (ii a $32.5 million bridge loan from Bankers Trust, and (iii) a $50 million line of credit from Congress, which was conditioned upon the Bankers Trust financing commitment. On July 4, 1996, Bankers Trust terminated its investment banking relationship with Emerson, and on August 2, 1996, the bridge loan financing commitment expired by its own terms. Thus, insofar as the record discloses, Emerson is presently without the financing it needs to close on the transactions contemplated by its latest offer.

                         II.  CONTENTIONS OF THE PARTIES

     To prevail on their motion for a preliminary injunction, the plaintiffs must demonstrate a reasonable probability of success on the merits, irreparable harm that will occur absent the injunction, and that the balance of equities favors the grant of injunctive relief. QVC NETWORK V. PARAMOUNT COMMUNICATIONS, INC., Del. Ch., 635 A.2d 1245, 1261 (1993); AFF'D., Del. Supr., 637 A.2d 34
(1994) ("QVC"); REVLON, INC. V. MACANDREWS & FORBES HOLDINGS, INC., Del. Supr., 506 A.2d 173, 179 (1985) ("Revlon"). The plaintiffs contend that their showing satisfies all of these criteria; the defendants argue that it satisfies none of them.

     Although they overlap to some extent, the contentions advanced by Emerson and the Shareholder Plaintiffs in support of their respective motions for injunctive relief are distinct. Those contentions are separately described at this point.

     Emerson seeks an injunction (1) prohibiting the Recoton/Shaw merger transaction currently proposed to Jensen's shareholders from being consummated, and (2) directing the Jensen Board to conduct a new auction wherein all bidders are treated equally and fairly. Emerson's argument in support of that requested relief is that the Jensen Board has at all times favored a transaction with Recoton (and Shaw) and has rebuffed Emerson at every turn, even though Emerson consistently made higher bids, and even though Emerson's present bid(s) would result in Jensen's public stockholders receiving the highest price being offered for their shares. Emerson contends that the auction the Jensen Board conducted was a sham, and that the directors' persistent refusal to deal fairly with Emerson, and their endorsement of all of Recoton/Shaw inferior proposals, violated the Board's fiduciary duties under REVLON to obtain the highest possible price for shareholders, and under MILLS ACQUISITION CO. V. MACMILLAN, INC.,

Del. Supr. 559 A. 2d 1261 (1988) ("MACMILLAN"), to treat all bidders equally and fairly in carrying out their REVLON duties.

     Moreover, Emerson argues that Shaw and Blair Fund, by committing to vote their majority stock interest to approve the inferior Recoton/Shaw transaction in the face of Emerson's superior proposals, have made shareholder approval of the Recoton/Shaw transactions a foregone conclusion. That conduct, Emerson argues, will preclude Jensen's public shareholders from choosing the transaction that offers the highest value, and breaches the fiduciary duties owed by Shaw and Blair Fund as Jensen's majority stockholders.

     In addition (or in the alternative), Emerson contends that because Jensen's directors abdicated their responsibility to oversee the auction, and have ceded that power to Mr. Shaw who had a conflicting self interest, the defendants' conduct must be scrutinized under the entire fairness standard. Emerson claims that because it made the highest bid, the defendants cannot meet their burden of proving that their recommendation and approval of the inferior Recoton/Shaw transaction is entirely fair to Jensen's public stockholders.

     Finally, Emerson urges that unless the Court grants injunctive relief, Emerson and Jensen's public shareholders will be irreparably harmed, because once the Recoton/Shaw deal closes, Emerson will lose forever its opportunity to acquire Jensen, and the public shareholders will be precluded from realizing the benefit of the highest price bid at a fairly conducted auction.

     The Shareholder Plaintiffs seek a different form of injunction that would
(1) prohibit Blair Fund from voting its shares at the forthcoming stockholders meeting, (2) halt the consummation of the OEM sale to Shaw unless and until there is a separate shareholder vote on that transaction, and (3) require the correction of certain claimed misdisclosures in Jensen's proxy statement. Although that relief is narrower in form than the relief sought by Emerson, in reality it would yield the same result.(16)

     The Shareholder Plaintiffs advance three separate claims in support of their requested relief. First, they argue that the OEM Sale Agreement between Shaw and Jensen requires a separate approving shareholder vote, and that by seeking a single, combined vote on the Merger and the OEM sale, Jensen's directors are violating that contractual requirement. Because the harm threatened by that violation would be irreparable, plaintiffs contend that the OEM sale must be enjoined.

     Second, the Shareholder Plaintiffs claim that Blair Fund owes fiduciary duties to Jensen's public shareholders, which the Fund breached by entering into the May 1, 1996 Voting/Option Agreement that commits the Fund to vote in favor of the Recoton/Shaw transaction regardless of the circumstances. The appropriate remedy for that breach of duty, plaintiffs argue, is an injunction prohibiting Blair Fund from voting any of its stock in connection with the Recoton/Shaw transaction.

     Third, and finally, the Shareholder Plaintiffs contend that Lehman's fairness opinion relating to the OEM sale is not the opinion that is required by the OEM Sale Agreement, and that the proxy disclosures relating to that fairness opinion are materially misleading. Those violations, plaintiffs urge, require corrective disclosure before the OEM sale can be voted upon.

     The defendants vigorously dispute these arguments. They contend, for various reasons, that there is no legal basis for Emerson's or the Shareholder Plaintiffs' breach of fiduciary duty


- --------------------------
     (16) If the OEM transaction is enjoined, the Recoton/Jensen merger could not go forward, because the consummation of the former transaction is a condition precedent for the latter.

claims. To recapitulate the defendants' contentions at this point would unnecessarily burden this Opinion. Those contentions will be addressed in the analysis of Emerson's and the Shareholder Plaintiffs' claims that now follow.

                   III.  PROBABILITY OF SUCCESS ON THE MERITS

     A.   EMERSON'S INJUNCTION CLAIMS

     The issues posed by Emerson's attack on the Recoton/Shaw transaction are framed by the defendants' arguments in response, which are: First, the defendants' conduct is not subject to scrutiny under the entire fairness or the REVLON/MACMILLAN standards of review, because (a) the auction process was meticulously conducted, and all critical decisions were recommended by a Special Committee of independent directors that was guided by highly competent and independent legal and financial advisors; (b) the ultimate decision will be made by Jensen's stockholders, who remain free to grant their proxies to Jensen's Board or Emerson as they see fit; and (c) the defendants have erected no barriers to Jensen's shareholders accepting a tender offer by Emerson, should Emerson choose to make one.

     SECOND, because Emerson owns no Jensen stock, the defendants owe no fiduciary duties to Emerson QUA stockholder, nor do the defendants owe a duty to deal with Emerson in its capacity as a bidder. Therefore, Emerson has no standing to raise the fiduciary duty claims upon which its injunction motion is predicated.

     THIRD, and in any event, whatever may be the review standard, the defendants have satisfied it because the Recoton/Shaw transaction, in fact, represents the "best value reasonably available to the stockholders" (QVC, 637
A. 2d at 43), and is therefore also entirely fair.

     For the reasons next discussed, the Court concludes that Emerson has not demonstrated a probability of success on the merits of its claims.

          1.   STANDING

     Any standing Emerson may have to assert its claims can only derive from Emerson's status either as a bidder for Jensen or as a Jensen stockholder. In its capacity as a bidder, Emerson has no claims to raise, because neither Jensen nor its Board owes a duty to an interested potential acquiror to deal with that acquiror. As the Chancellor has aptly put it:

          [I]t is a simple and I would have thought well understood fact that one [in the position of a tender offeror] possesses no legal right to have an owner of an asset supply him with information or negotiate with him. Thus, it simply is not a legal wrong to a would-be buyer for an owner to ignore or reject an offer of sale.

GAGLIARDI V. TRIFOODS INT'L, INC., Del. Ch., C.A. No. 14725, Mem. Op. at 21, Allen, C. (July 19, 1996). Rather, any duty Jensen's board may have to deal with Emerson as a potential buyer was owed solely to Jensen's stockholders, as a corollary of the Board's fiduciary duty to achieve the highest available value for shareholders. That is why plaintiffs who seek to assert breach of fiduciary duty claims of this kind have been persons to whom such fiduciary duties were owed, i.e., stockholders of the target corporation.

     Defendants argue that because Emerson owns no stock in Jensen, it has no standing to enforce a duty owed only to stockholders. Accordingly, defendants point out, no Delaware court has recognized the standing of a non-stockholder bidder for a target company, to assert fiduciary claims against the target company's directors.


     Emerson responds that for this Court to refuse to entertain its claims when it would entertain them if Emerson owned even one share of Jensen stock, would exalt form over substance. Moreover, Emerson urges, the defendants' standing objection ignores the reality that the defendants' conduct is adversely impacting Emerson's substantial economic interest as a bidder in the same way it affects the interests of Jensen's public stockholders. Therefore, Emerson concludes, it has a significant stake in the controversy, which merits recognition of its standing to assert breach of fiduciary duty claims against the Jensen Board, even though the Board's fiduciary duties are owed to the stockholders.

     This question need not be decided to resolve Emerson's motion. That motion can be determined on other grounds with no different result. Moreover, a refusal by this Court to entertain the fiduciary duty claims on this threshold ground would disserve the interests of the parties and the public. Although the Shareholder Plaintiffs do not advance the same claims as Emerson, they do own Jensen stock and they have joined in Emerson's position. And importantly, the merits of the defendants' conduct have now been the subject of discovery, briefing and argument (albeit expedited). For this Court now to refuse to review that conduct would be wasteful of the parties' considerable investment of effort and resources, and deprive Jensen's shareholders and the public of such benefit that this Court's (and any reviewing Court's) determinations might have.

     Accordingly, the Court will proceed on the assumption, but without deciding, that Emerson has standing to assert its claims.

          2.   THE APPLICABLE STANDARD OF REVIEW

     As noted, Emerson contends that the defendants' conduct must be reviewed under the entire fairness standard, or, alternatively, under the enhanced scrutiny standard mandated by REVLON and QVC.

          a.   ENTIRE FAIRNESS STANDARD

     Emerson's entire fairness argument attempts to liken this case to MACMILLAN, where the board of the target corporation was found to have abdicated its oversight authority over the conduct of an auction to sell the company, thereby enabling the CEO and the management group, whose personal interests were aligned with one of two competing bidders, to control the conduct of the auction and manipulate the board into approving their favored (and lower priced) transaction. The Delaware Supreme Court held that the entire fairness standard would govern in that situation, because the interests of the corporation and its public shareholders had not been represented by disinterested fiduciaries.

     Emerson contends that the same standard should apply here because the Special Committee ceded its oversight authority to Mr. Shaw, who is an interested party. That contention, however, finds no support in the record.
Mr. Shaw stepped aside as a representative of Jensen in these matters in late 1995, and played no role in the Board's (or the Special Committee's) deliberations ever since. There is no evidence that Mr. Shaw was able to, or did, exert any influence over those deliberations, nor is it likely that Shaw could have done so, because none of the remaining members of the Committee, or their advisors, were beholden to Mr. Shaw.(17) Moreover, the Committee's arm's-length relationship to, and independence of, Mr. Shaw, is persuasively evidenced by their having negotiated successive improvements in the bids for Mr. Shaw and Recoton. Accordingly, the plaintiffs' contention that Mr. Shaw took



- -------------------------
     (17) The plaintiffs contend that Lehman was beholden to Shaw because Shaw participated in Lehman's selection as Jensen's financial advisor and in negotiating the terms of Lehman's engagement. However, there is no evidence that Lehman ever improperly contacted Shaw once he announced his intention to acquire OEM.

control of the Committee's process, and that the entire fairness standard governs, fails for lack of proof.

          b.   REVLON/QVC STANDARD

     That leaves for consideration the enhanced scrutiny standard mandated by REVLON and QVC. Here, it is undisputed that Jensen was for sale, that the Special Committee was trying to achieve the highest value for it, and that the transaction the Committee has recommended (and the Board has approved) would result in Jensen's shareholders being cashed out and left with no further opportunity to realize a control premium for their shares. In such circumstances the applicability of the REVLON/QVC review standard would seem uncontroversial. SEE QVC, 637 A.2d at 42-44.

     The defendants argue, nonetheless, that REVLON is inapplicable because the Board's action in recommending the Recoton/Shaw transaction is not unilateral. That is, the shareholders (not the Board) will ultimately decide who will acquire Jensen, and should Emerson mount a competing tender offer, the defendants have erected no obstacles to its acceptance by Jensen's shareholders.

     In WILLIAM V. GEIER, Del. Supr., 671 A. 2d 1368, 1376-77 (1996), our
Supreme Court recently held that an antitakeover defensive measure will not be reviewed under the enhanced scrutiny standard of UNOCAL CORP. v. MESA PETROLEUM Co., Del. Supr., 493 A.2d 946 (1985), when the defensive measure is approved by shareholders, as opposed to being adopted unilaterally by the directors. Presumably inspired by that ruling, the defendants seek its extension to situations that would, in the absence of shareholder approval, be subject to the enhanced scrutiny required by REVLON and QVC.

     Again, the Court is able to decline the invitation to make new law in this important area, because on these facts there is no need to do so. Although the defendants now argue that REVLON does not apply, in point of fact the Special Committee at all times conducted itself as if it were subject to the value-maximizing duties imposed by REVLON and QVC. The Committee's Delaware counsel candidly conceded that at oral argument. Most importantly, the REVLON issue, no matter how it were decided, would not affect the outcome of this proceeding, because to the extent that the defendants had a Revlon-based duty to maximize value, the record establishes (preliminarily) that that duty was fully discharged. SEE Section III A.3., below.

     Accordingly, the Court will evaluate the defendants' conduct against the standards prescribed by REVLON, QVC, and MACMILLAN.

          3.   THE MERITS:  WHETHER THE AUCTION WAS
               FAIRLY CONDUCTED, AND WHETHER THE
               VALUE ACHIEVED WAS THE BEST AVAILABLE

     This brings us to the merits of Emerson's argument, which is that the conduct of the auction was a sham, designed to create the appearance but not the reality of a fair process. The unfairness of the process, Emerson claims, is evidenced by the inadequacy of the result, which is that the Committee and the Board have accepted and recommended the approval of an inferior bid that would provide Jensen's public shareholders $1 per share less than Emerson's competing bid. This argument, in my view, fails as a matter of fact and law.

     Regarding the auction, the lengthy recital of background facts (see
Section I, SUPRA, of this Opinion) establishes that the Committee meticulously conducted itself in good faith, was motivated to obtain the highest available value, and at all times sought to act in an informed manner. The Committee sought all available information to enable it to evaluate the competing bids, and made no decisions until its advisors were able to evaluate that information. The record establishes that the Committee afforded both bidders a full opportunity to make their best and highest bids, not once but on multiple occasions over a seven month period.

     Emerson complains that it was treated in a discriminatory manner. Emerson did receive disparate treatment, but it was for valid reasons, and that treatment did not impede Emerson from making its best bid(s). Although Emerson was not allowed to conduct due diligence until March of this year, that was because it did not sign a confidentiality agreement until March 4, 1996. For six weeks thereafter, Emerson was permitted to conduct due diligence, which was completed by April 26, 1996.

     The Committee also required Emerson to furnish evidence of its ability to finance its proposals, but the Committee had valid reasons for concern on that score. Emerson had recently emerged from bankruptcy and had reported a loss of $7.7 million for the last quarter, and a loss of $13.4 million for the past fiscal year. Negotiating with Emerson could put at risk the fully financed transaction that Jensen had already contracted for with Recoton. The Special Committee was, therefore, entitled to assurance that any competing offer would be "for real", i.e., financeable. Upon receiving the necessary financing documentation and Global's commitment to participate, the Committee was willing to -- and did -- deal with Emerson. Thus, any disparate treatment of Emerson was for the benefit of Jensen's shareholders, and had no adverse impact upon Emerson's ability to compete in the auction. MACMILLAN, 559 A.2d at 1288.

     Emerson next claims that the Recoton/Shaw transaction does not represent the best available value, because Jensen's public shareholders will receive $11 per share--$1 per share less than they would receive under Emerson's current proposal. However, that argument overlooks the fact that under Emerson's proposal, Shaw and Blair Fund, who own a majority of Jensen's stock, would be forced to accept less for their shares than the public shareholders would receive. Shaw is willing to accept less in the Recoton transaction because he would be acquiring OEM and receiving other benefits from Recoton that Emerson is not offering. And Blair Fund is willing to accept less, because it contractually committed to do so in order to induce Recoton to increase its bid and move the then-stalled auction process toward a resolution. However, neither Shaw nor Blair Fund is willing to accept less consideration for their shares than the public shareholders in a merger with Emerson.

     Emerson's offer of $12 per share to the public shareholders is predicated upon Shaw receiving $8.90 per share and Blair Fund receiving $10 per share. For Shaw and Blair Fund to be treated equally with the public shareholders, the total consideration would have to be reallocated. In such a pro rata reallocation, Jensen's public shareholders (as well as Blair Fund and Shaw), would receive $10.34 per share, not the $12 per share plaintiffs claim. That $10.34 per share amount is less than the $11 per share that the public shareholders will receive under the current Recoton/Shaw proposal.

     Thus (and to express it in REVLON/QVC terms), because of the opposition of Shaw and Blair Fund, the Emerson proposal to pay $12 per share to the public shareholders (and less to Shaw and Blair Fund) is not a transaction that is available to the public shareholders. The only circumstance (if any) in which Emerson's proposal might be available would be if all shareholders, including Shaw and Blair Fund, receive the same per share consideration; but in that event, the public shareholders would receive less than what they are being offered in the


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

Recoton/Shaw proposal. Under either scenario, the highest AVAILABLE transaction is the Recoton/Shaw proposal, and because the defendants have achieved that transaction through a fair auction process, they have satisfied their fiduciary obligations under REVLON, MACMILLAN and QVC.

     The plaintiffs' response is that if its $12 per share transaction is not "available" to Jensen's public shareholders, it is only because Shaw and Blair Fund have wrongfully caused it to be unavailable by breaching their fiduciary duty. To put it differently, if Emerson's latest offer is unavailable, it is only because Shaw and Blair Fund have breached their fiduciary duty to support that offer or (at a minimum) not to oppose it.

     That argument finds no support in our law, because Shaw and Blair Fund, as individual minority stockholders, have no fiduciary duty to Jensen's remaining stockholders to support Emerson's proposal or any other proposal. If Shaw and Blair Fund could be viewed collectively as a "controlling" stockholder, they would have fiduciary duties to the minority in certain limited circumstances, but the record does not establish that those two shareholders are connected together in any legally significant way (e.g., by common ownership or contract). But even if Shaw and Blair Fund were Jensen's "controlling" stockholder, they violate no fiduciary duty by opposing Emerson's proposal or by supporting Recoton's, because even a majority stockholder is entitled to vote its shares as it chooses, including to further its own financial interest. See, e.g., THORPE
v. CERBCO, INC., Del. Supr., 676 A.2d 436, 444 (1996); BERSHAD v. CURTISS-WRIGHT Corp., Del. Supr., 535 A.2d 840, 845 (1987); In RE SEA-LAND CORP. SHAREHOLDERs LITIGATION, Del. Ch., 642 A.2d 792 (1993); JEDWAB v. MGM GRAND HOTELS, Inc., Del. Ch., 509 A.2d 584, 598 (1986).

     Accordingly, Emerson has failed to establish that it will probably succeed in establishing the merits of its claims. The Court now turns to the claims of the Shareholder Plaintiffs.

     B.   THE SHAREHOLDER PLAINTIFFS' INJUNCTION CLAIMS

          1.   THE OEM SHAREHOLDER VOTE CLAIMS

     The Shareholder Plaintiffs claim first that the OEM Sale Agreement between Shaw and Jensen requires a separate shareholder vote approving that transaction. It is undisputed that at the August 28, 1996 shareholders meeting, the shareholders will be casting a single vote approving (or disapproving) the combined Recoton/Shaw transaction. The Jensen proxy materials plainly disclose that a vote in favor of "the Merger Agreement and the transactions contemplated thereby ... will constitute approval of the Merger and the OEM Asset Sale." See July 23, 1996 Letter from CEO Shaw to Jensen Shareholders, at 2. It is that combined, unitary vote that the plaintiffs contend violates Jensen's contractual obligation to have a separate shareholder vote on the OEM sale, and renders materially false and misleading the proxy disclosures relating to the unified vote.

     The Court concludes that the defendants have no obligation, and the shareholders have no entitlement, to a separate vote on the OEM sale, and that the resulting disclosure claim fails for lack of a valid premise.

     It is conceded that because the OEM transaction is not a sale of substantially all of Jensen's assets, no approving shareholder vote is required under 8 Del. C. Section 271. Nor is a shareholder vote required by any provision in Jensen's certificate of incorporation. The only reason Jensen's shareholders are being afforded an opportunity to vote on the OEM sale is that the parties to the OEM Agreement have so provided by contract. Therefore, any entitlement

Jensen's shareholders may have to a separate vote on the OEM sale, distinct from the vote on the merger, must be found in the OEM Agreement.

     The Shareholder Plaintiffs concede that the OEM Agreement nowhere explicitly mandates a separate shareholder vote on the OEM sale. They insist, nonetheless, that that Agreement must be read to so require. Their argument run as follows: Section 8.2 of the OEM Agreement provides that "[t]he Agreement AND THE TRANSACTION CONTEMPLATED HEREBY shall have been approved and adopted by the vote of the stockholders of [Jensen] in accordance with Section 2.21."
(emphasis added). The only transaction "contemplated" by the Agreement is the merger. Therefore, the vote on the OEM sale cannot be combined with the vote on the merger.

     This argument finds no support in the OEM Agreement; moreover, it leads nowhere. The "Agreement" being referred to in Section 8.2 is the OEM Agreement, and the transaction "contemplated" by that Agreement is clearly the OEM sale. Thus, all that Section 8.2 provides is that shareholder approval is required as a condition for the OEM sale becoming effective. Section 8.2 does not speak to the question of whether the shareholder vote must be a "stand alone" vote, or whether it may be combined.

     The Shareholder Plaintiffs argue (somewhat confusingly) that the phrase "transaction contemplated hereby" refers to a transaction contemplated by the Merger Agreement, and that the only transaction contemplated by the Merger Agreement is the merger. That argument fails on two counts. First, its premise finds no basis in Section 8.2 of the OEM Agreement, which is the contractual foundation for plaintiffs' position. Second, even if one can read into the OEM Agreement a requirement that the OEM sale be "contemplated" by the Merger Agreement, that requirement is clearly satisfied here. Section 8.3(e) of the Merger Agreement expressly conditions Recoton's obligation to effect the merger upon "the closing of the sale of the assets of the Original Equipment Business pursuant to the OE[M] Agreement ... prior to the Effective Time." The third recital of the Merger Agreement states that contemporaneously with the execution of the Merger Agreement, Jensen and IJI Acquisitions (Shaw's acquisition vehicle) have entered into the OEM Agreement. Finally, the uncontroverted record establishes the contracting parties' understanding that the OEM sale is a transaction contemplated by the Merger Agreement.

     Accordingly, no basis exists in either the OEM or the Merger Agreement to imply a contractual obligation to provide Jensen's shareholders a separate vote on the OEM sale. For that reason, the proxy statement contains no misdisclosures relating to the combined shareholder vote on these transactions.

          2.   THE BLAIR FUND/RECOTON VOTING AGREEMENT CLAIMS

     The Shareholder Plaintiffs next claim that Blair Fund must be enjoined from voting its 26% stock interest at the forthcoming shareholders meeting. To support that claim, the plaintiffs proffer two arguments. First, they argue that the Voting/Option Agreement, requiring Blair Fund to vote its shares for the Recoton transaction, has expired by its own terms. Second, they contend that by entering into the Voting/Option Agreement with Recoton, Blair Fund breached its fiduciary duty to Jensen's shareholders. Neither argument, in my view, has any probability of success.

     To begin with, nowhere have the plaintiffs demonstrated that they have standing to claim that the Voting/Option Agreement has expired. That Agreement is a private contract between Blair Fund and Recoton. It confers no rights upon anyone else, including Jensen's remaining shareholders or Emerson. The parties to that contract take the position that it is still binding. But even if the Voting/Option Agreement is no longer binding, that does not help Emerson, because the only consequence is to leave Blair Fund free to vote its shares as it sees fit. The expiration (or invalidity) of the Voting Agreement is not a basis for this Court to strip Blair Fund of its fundamental right to vote its shares.

     If there exists any Voting/Option Agreement-related claim that the Shareholder Plaintiffs might have standing to raise, it would be that that Agreement constitutes a breach of a fiduciary duty owed by Blair Fund to Jensen's remaining stockholders. The infirmities in that contention are too multifold to cover in any comprehensive way. Time constraints permit discussion of only the major ones.

     First, Blair Fund owes no fiduciary duty, because the Fund is not a fiduciary either for Jensen or its other stockholders. As a stockholder, Blair Fund could attain fiduciary status only if it were a majority shareholder or it if actually controlled the affairs of Jensen. KAHN v. LYNCH Communication SYSTEM, Inc., Del. Supr., 638 A.2d 1110, 1114 (1994); In Re SEA-LAND CORPORATION SHAREHOLDERS LITIGATION, Del. Ch. C.A. No. 8453, Jacobs, V.C., Mem. Op. at 8 (May 13, 1988). Blair Fund is not a majority stockholder -- it owns only 26% of Jensen's shares -- and there is no claim or evidence that the Fund has in any way controlled Jensen's affairs.(18)


- -------------------------
     (18) Presumably aware of its inability to satisfy this test, Shareholder Plaintiffs contend that because David Chandler is a director (and, hence, a fiduciary) of Jensen, and because Mr. Chandler is one of the three general partners who control the entity that is the Fund's sole general partner, the Fund acquired fiduciary status on that basis as well. The argument has no legal foundation, and the Shareholder Plaintiffs cite no authority for it. If plaintiffs' argument were the law, then whenever a director is affiliated with a significant stockholder, that stockholder would automatically acquire the fiduciary obligation of the director by reason of that

     Second, even assuming Blair Fund is a fiduciary, Shareholder Plaintiffs have nowhere shown how its entering into the Voting/Option Agreement breached a duty. At most, the effect of the Agreement was to "lock up" 26% of Jensen's shares in favor of the Recoton deal. Mr. Shaw, however, is under no contractual restraint. Therefore, 74% of Jensen's shares remain free to reject the Recoton proposal if they choose. That Mr. Shaw has decided to vote his shares in favor of that proposal is not a circumstance for which Blair Fund can be charged with legal responsibility, as a fiduciary or otherwise.

     Third, even if (ARGUENDO) Blair Fund's conduct were found in violation of some fiduciary precept, that would not support the relief that Shareholder Plaintiffs request -- sterilization of the Fund's shares. If there is a nexus (i.e., a logical relationship) between the fiduciary violation and that remedy, the Shareholder Plaintiffs have not shown it and the Court is unable to fathom it.

          3.   THE CLAIMS RELATING TO LEHMAN'S FAIRNESS OPINION

     Finally, the Shareholder Plaintiffs argue that the proxy disclosures relating to Lehman's fairness opinion in connection with the OEM sale violate the defendants' fiduciary duty of disclosure, because the proxy statement: (a) fails to disclose that Lehman's July 23, 1995 fairness opinion was not the opinion called for by the OEM Agreement, (b) fails to disclose the substance of Lehman's prior January 2, 1996 opinion, and (c) falsely implies that Shaw's agreement to accept less for his shares than the public shareholders, and his agreement with


- -------------------------
     affiliation alone. The notion that a stockholder could become a fiduciary by attribution (analogous to the result under the tort law doctrine of RESPONDENT SUPERIOR) would work an unprecedented, revolutionary change in our law, and would give investors in a corporation reason for second thoughts about seeking representation on the corporation's board of directors.

Recoton to waive the change of control payments under his 1991 employment agreement (the "give-ups"), supply additional consideration for the OEM Agreement.

     I conclude that the Shareholder Plaintiffs have shown no probability of success on the merits of these claims. The first disclosure argument lacks merit, because Lehman's July 23, 1996 fairness opinion does, in fact, satisfy the condition in Section 8.3 of the OEM Agreement that Lehman provide "an opinion stating that the transaction contemplated by this Agreement is 'fair from a financial point of view' to [Jensen]." That fairness opinion states that:
          ...from a financial point of view...since Recoton requires the prior sale of the OEM Business a condition to the consummation of the Proposed [Merger] Transaction, the consideration to be received by [Jensen] in the proposed OEM
          Sale, within the context of the overall Proposed [Merger] transaction and the consideration to be received by the Public Stockholders in the Proposed [Merger] Transaction, is fair to [Jensen].

July 23, 1996 Jensen Proxy Statement, at Annex IV-3.

     Although the July 23, 1996 fairness opinion does not track IN HAEC VERBA the exact language of Section 8.3, the uncontroverted record establishes that Lehman intended no substantive difference by its choice of words. The record further establishes that the parties to the OEM Agreement (who do not include plaintiffs) are satisfied that the fairness opinion condition has been met. Having independently compared the language of Section 8.3 with the pertinent language of the July 23 fairness opinion, the Court is unable to perceive any difference in their substance.

     The Shareholder Plaintiffs next argue that even if the language of the July 23 fairness opinion is found to satisfy the Section 8.3 condition, the proxy disclosure that relates to it is materially false and misleading, because it implies that the value of Shaw's "give-ups" (taking less merger consideration and waiving the "change of control" employment agreement payments), was additional consideration to Jensen for the sale of OEM. That implication, plaintiffs claim, is false because unlike the $18.4 million of cash Mr. Shaw was paying directly to Jensen, any golden parachute payment or merger consideration that Mr. Shaw agreed to forego would not represent consideration flowing directly to Jensen for the sale of OEM.

     I disagree. The proxy statement (at page 47) clearly discloses that Lehman determined that Jensen would receive both direct and indirect consideration equivalent to approximately $25.4 million for its OEM business. The direct consideration is $18.4 million cash. The indirect consideration is $7 million of "give-ups" by Shaw, specifically, $2.6 million of foregone golden parachute payments, and his agreement to accept $4.4 million less for his shares in the Recoton merger than the public shareholders would be receiving. Admittedly, the proxy statement does not explain specifically how that $7 million is the economic equivalent of a direct infusion of cash. Nonetheless, the plaintiffs have not established that Lehman erred by treating the $7 million as consideration flowing to Jensen, nor have they shown that the proxy disclosures concerning this subject were improper.

     The OEM transaction could have been structured in such a way that Mr. Shaw actually received the $7 million (representing $2.6 million in golden parachute payments and the $4.4 million increment represented by receipt of the full $11 per share price for his stock) immediately before and in contemplation of the merger.(19) Had that occurred, Shaw would then have had to pay back that same $7 million directly to Jensen as part of the purchase price for OEM, again before the merger took place. Instead, however, the parties structured the transaction to have the same economic effect but in a different form -- the intermediate step involving payment of the $7 million first to Shaw, and then back to Jensen,

- --------------------
19 For example, Recoton could have acquired Shaw's stock at $11 per share, and Jensen could have paid Shaw the $2.6 million, all immediately before the merger.

was simply omitted. Thus, Lehman had a valid basis to treat the $7 million as part of the consideration flowing to Jensen for the sale of OEM to Shaw.

     Finally, the Shareholder Plaintiffs contend that the disclosures relating to Lehman's fairness opinion were improper, because they omitted to disclose the substance of Lehman's January 2, 1996 fairness opinion issued in connection with the now-superseded original Merger and OEM Agreements. At that time Lehman opined that the consideration Mr. Shaw would be paying for OEM--$15 million cash, plus the assumption of approximately $1 million of Jensen debt and liabilities--was fair to Jensen.

     The Shareholder Plaintiffs claim that that omission is material, because in January, Lehman was able to opine that $16 million was fair without regard to any "give-ups" by Mr. Shaw, yet in July, Lehman was unable to opine that $18.4 million was fair unless the "give-ups" are also taken into account. Had the substance of the January 2, 1996 fairness opinion been disclosed, plaintiffs say, Jensen shareholders would have been given reason to question the fairness of the consideration being paid for OEM in the transaction as currently proposed.

     In my view, this concept of materiality is flawed. In January of this year, Lehman opined that $16 million was a fair price for OEM. Six months later, in a different transaction involving changed circumstances, Lehman opined that $25.4 million is fair consideration for a more valuable OEM. If the $7 million of indirect, non-cash consideration for OEM were "bogus," then the plaintiffs' materiality argument might have cogency, but the $7 million, although being received in an indirect form, is genuine. Therefore, to require the disclosure of Lehman's January 2, 1996 fairness opinion would add nothing material to the total mix of information being furnished to Jensen's shareholders.

                                       ***

     For all of these reasons, the plaintiffs have failed to establish that they will probably succeed on the merits of their claims.

                          IV.  THE BALANCE OF EQUITIES

     Because the plaintiffs have failed to establish probable success on the merits, the analysis could end here. However, an important additional reason why injunctive relief should be denied requires brief discussion. An injunction would create a risk of harm to Jensen's shareholders that significantly outweighs whatever benefit an injunction would likely confer.

     The avowed purpose of the relief being requested here is to stop the Recoton transaction so that a higher value might be obtained in a fair auction conducted on a level playing field. While that argument has theoretical appeal, it ignores the reality of the situation that confronts Jensen's Board and public stockholders. Jensen has been for sale and has been involved in an auction process for eight months. The marketplace has long been well aware of Jensen's availability, and no obstacles have been erected to prevent any interested bidder from coming forward. Yet only two bidders -- Recoton and Emerson -- have done so. For months the Jensen Special Committee has negotiated with those bidders, and Jensen now has in hand a firm transaction with Recoton at the highest available price that has been offered thus far.

     If that transaction is enjoined, there is a risk that Recoton may depart the scene, leaving only Emerson in the picture. Given the history, there is no demonstrated likelihood that any other bidder will enter the fray. Yet an auction in which Emerson is the only likely bidder creates a plausible risk that in the end there may be no transaction with anyone. That is because

Emerson presently has no financing, and there is no showing that Emerson will be able to finance its present bid or any future higher bid if this Court requires the auction process to begin anew. Therefore, injunctive relief must be denied for the additional reason that the balance of equities weighs heavily against it.

                                 V.  CONCLUSION

     For the above reasons, the pending motions for a preliminary injunction are denied.

IT IS SO ORDERED.


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